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                                                                     Exhibit 5.1


                   [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP]

                                November 13, 2000


Moldflow Corporation
430 Boston Post Road
Wayland, Massachusetts 01778

Ladies and Gentlemen:

         Re:  REGISTRATION STATEMENT ON FORM S-1

         This opinion is delivered in our capacity as special counsel to Moldflow Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the "Registration Statement") relating to 2,685,000 shares of Common Stock, par value $.01 per share (the "Registered Shares"), including 575,000 shares to be sold by the Company (the "Company Primary Shares") and 1,760,000 shares to be sold by certain stockholders of the Company (the "Stockholder Primary Shares"), and 170,000 shares to be sold by the Company (the "Company Option Shares" and, together with the Company Primary Shares, the "Company Shares") and 180,000 shares to be sold by certain stockholders of the Company (the "Stockholder Option Shares" and, together with the Stockholder Primary Shares, the "Stockholder Shares") which the underwriters have an option to purchase solely for the purpose of covering over-allotments. The Registered Shares are to be sold to Adams, Harkness & Hill, Inc., Robert W. Baird & Co. and A.G. Edwards & Sons, Inc. (the "Underwriters") pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company and the Underwriters.

         As counsel for the Company, we have examined the form of the proposed Underwriting Agreement being filed as an exhibit to the Registration Statement, the Company's Third Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-laws, each as will be in effect at the time of the issuance of the Registered Shares, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

         We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the laws of The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware (the "DGCL"), which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and the Delaware Constitution.


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Moldflow Corporation
November 13, 2000
Page 2



         Based on the foregoing, we are of the opinion that (i) the Stockholder Shares are duly authorized, legally issued, fully paid and non-assessable by the Company under the DGCL and (ii) when the Underwriting Agreement is completed (including the insertion therein of pricing terms) and executed by the Company and on behalf of the Underwriters, and the Company Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreement, the Company Shares will be duly authorized, legally issued, fully paid and non-assessable by the Company under the DGCL.

         We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Validity of Common Stock," and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Goodwin, Procter & Hoar LLP

                                               Goodwin, Procter & Hoar LLP